PETROTEQ ENERGY, INC PROVIDES UPDATE ON THE ALL-CASH TAKEOVER-OFFER OF VISTON UNITED
SWISS AG

Sherman Oaks, California - April 18, 2022 - Petroteq Energy Inc. ("Petroteq" or the "Company") (TSXV: PQE) (OTCPINK: PQEFF) (FSE: PQCF), an oil company focused on the development and implementation of its proprietary oil sands extraction and remediation technologies, provides an update with respect to the extension of the all-cash takeover-offer (the "Offer") of Viston Swiss United AG (the "Offeror"), which announced that the time for acceptance of the Offer has now been extended until 5:00 p.m. (Toronto time) on June 17, 2022.

The Offer is being extended in order to allow additional time for the Offeror to obtain clearance under U.S. national security regulations, which is a condition to the Offer. Except for the extension of the Offer, all other terms and conditions of the Offer continue to remain in effect and unchanged.

Petroteq's CEO and CTO, Vladimir Podlipsky Ph.D. stated,

"Pursuant to our announcement on February 25, 2022, in which we indicated our willingness to assist Viston with the CFIUS filings and following discussions between representatives of the Offeror and Petroteq, the Offeror's U.S. counsel engaged with representatives of Petroteq in order to jointly prepare the Notice. On April 6, 2022, the Offeror and Petroteq pre-filed the Notice with CFIUS. We will continue to assist Viston with its CFIUS filings.

The Board still believes that the immediate cash value offered to Shareholders under the Viston Offer is more favorable to Shareholders than the potential value that might otherwise result from other alternatives reasonably available to Petroteq. The Petroteq Board of Directors unanimously recommended acceptance of Viston Offer on January 04, 2022 and voted unanimously on January 26, 2022 to tender its shares also."

Subsequent to Viston's press release several major Petroteq shareholders contacted us to express their continued support for the tender offer. Cantone Asset Management, LLC and its affiliates, which hold and have tendered approximately 120,000,000 shares of the Company's common stock have also indicated that they continue to view the Offer as the best near-term alternative and support the Offer.

Common Shares Tendered to Offer

Kingsdale Advisors, the Depositary and Information Agent for the Offer, has advised the Offeror that, as of 5:00 p.m. (Toronto time) on April 14, 2022, approximately 598,439,128 Common Shares had been validly tendered to the Offer and had not been validly withdrawn. Based on Viston's understanding of the share capitalization of Petroteq, the tendered Common Shares represent approximately 78.835% of the currently issued and outstanding Common Shares and approximately 75.875% of the Common Shares, measured on a fully diluted basis.

For or More Information and How to Tender Shares to the Offer

Shareholders who hold Common Shares through a broker or intermediary should promptly contact them directly and provide their instructions to tender to the Offer, including any U.S. dollar currency election. Registered shareholders that hold Common Shares in their own name need to complete a Letter of Transmittal and send, along with share certificates or DRS statements to the Depositary at the address listed on the Letter of Transmittal.

For assistance or to ask any questions, Shareholders should visit www.petroteqoffer.com or contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com

Background to Viston's Press Release and the CFIUS Condition

Viston United Swiss AG, together with its indirect, wholly-owned subsidiary, 2869889 Ontario Inc. has issued a press release on April 14, 2022 providing an update with respect to filings made with the Committee on Foreign Investment in the United States in connection with its all-cash offer to acquire all of the issued and outstanding common shares of Petroteq Energy Inc. (TSX-V: PQE; OTC: PQEFF; FSE: PQCF), and has announced that it will mail a notice of extension dated April 14, 2022 (the "Notice of Extension") to the registered shareholders of Petroteq, extending the time for acceptance of the Offer to 5:00 p.m. (Toronto time) on June 17, 2022. The Notice of Extension will also be filed on Petroteq's SEDAR profile at www.sedar.com and with the U.S. Securities and Exchange Commission at www.sec.gov.

CFIUS is a group of Cabinet-level officials in the U.S. government who are authorized to review certain transactions involving foreign investment in the United States, in order to determine the effect of such transactions on the national security of the United States. On January 6, 2022, the Offeror made a voluntary declaration filing (the " Declaration ") with CFIUS. The Declaration was made for the purpose of securing a clearance by CFIUS that the Offeror's acquisition of Common Shares pursuant to the Offer and the subsequent second-step acquisition by the Offeror of any Common Shares not acquired by it in the Offer (the " Transactions ") as reflected in (i) a written notice from CFIUS that the Transactions do not constitute a "covered transaction" under relevant government regulations, (ii) a written notice from CFIUS that it has completed its assessment, review, or investigation of the Transactions and has concluded all action under Section 721 of the U.S. Defense Production Act of 1950, as amended (the " DPA "), or (iii) an announcement by the President of the United States, made within the period required by the DPA, of a decision not to take any action to suspend or prohibit the Transactions (each of (i), (ii), or (iii) being a " Clearance ").

On February 24, 2022, Viston announced that following the expiration of the assessment period, CFIUS notified the Offeror that it was unable to complete action under the DPA and grant a Clearance on the basis of the Declaration. Accordingly, Viston and the Offeror determined to file a voluntary notice (the " Notice ") with CFIUS seeking a Clearance, in order to satisfy the conditions to the Offer. Viston and the Offeror commenced the preparation of the Notice with the objective of preparing the Notice on an expedited basis, submitting the Notice to CFIUS and commencing the 45-day notice review period as soon as practicable.

About Petroteq Energy Inc.

Petroteq is a clean technology company focused on the development, implementation and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. The versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq believes that its technology can produce a relatively sweet heavy crude oil from deposits of oil sands at Asphalt Ridge without requiring the use of water, and therefore without generating wastewater which would otherwise require the use of other treatment or disposal facilities which could be harmful to the environment. Petroteq's process is intended to be a more environmentally friendly extraction technology that leaves clean residual sand that can be sold or returned to the environment, without the use of tailings ponds or further remediation.

Additional Information

In connection with the Offer, Petroteq has filed with Canadian securities regulators a Directors' Circular dated November 6, 2021 (the "Directors' Circular") and a Supplement to the Director's Circular dated December 29, 2021 (the "Supplement"). Petroteq has also filed with the United States Securities and Exchange Commission (the "SEC") the Board's Solicitation/ Recommendation Statement on Schedule 14D-9 dated November 6, 2021 (the "Schedule 14D-9") which includes the Directors' Circular as an exhibit, and an amendment to the Schedule 14D-9 dated January 4, 2022 (the "Schedule 14D-9/A") which includes the Supplement as an exhibit. Any additional amendments to the Schedule 14D-9 filed by Petroteq that is required to be mailed to shareholders, will be mailed to shareholders of Petroteq. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH CANADIAN SECURITIES REGULATORS OR THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Supplement, the Directors' Circular, the Schedule 14D-9/A, the Schedule 14D-9, and any amendments or supplements thereto, and other documents filed by Petroteq with Canadian securities regulators and the SEC related to the Offer, for no charge: on SEDAR under Petroteq's profile at www.sedar.com; on EDGAR at www.sec.gov; or www.petroteq.com. Any questions and requests for assistance may be directed to Petroteq's Information Agent, Shorecrest Group Ltd. (North American Toll-Free Phone: 1-888-637-5789; e-mail: contact@shorecrestgroup.com; outside North America, banks and brokers call collect: 647-931-7454).

For more information, visit www.Petroteq.energy.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

Certain statements contained in this press release contain forward-looking statements within the meaning of the U.S. and Canadian securities laws. Words such as "may," "would," "could," "should," "potential," "will," "seek," "intend," "plan," "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company, including: the plan to proceed with construction of a 5,000 bpd extraction plant sands processing facility and related infrastructure; and the expectation that the plant, once completed, would be capable of yielding 8,000 tons of sand per day with a target of EPA Tier 1 quality for the resulting sand; are intended to identify forward-looking information. Readers are cautioned that there is no certainty that it will be commercially viable to extract oil or sand from the identified reserves. All statements other than statements of historical fact may be forward-looking information. Such statements reflect the Company's current views and intentions with respect to future events, based on information available to the Company, and are subject to certain risks, uncertainties and assumptions, including, without limitation: the technology performing as expected; availability of labor and parts; adequate capital raising efforts; and Petroteq's ability to execute on its operational plans. Material factors or assumptions were applied in providing forward-looking information. While forward-looking statements are based on data, assumptions and analyses that the Company believes are reasonable under the circumstances, whether actual results, performance or developments will meet the Company's expectations and predictions depends on a number of risks and uncertainties that could cause the actual results, performance and financial condition of the Company to differ materially from its expectations. Certain of the "risk factors" that could cause actual results to differ materially from the Company's forward-looking statements in this press release include, without limitation: the risk that SITLA will not approve the assignment of the Asphalt Ridge NW Leases to TMC Capital; that full scale commercial production may engender public opposition; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; litigation; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses; loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; and directors; risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Company's disclosure documents, filed with United States Securities and Exchange Commission and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the Securities Exchange Act of 1934, as amended), and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com.

Should any factor affect the Company in an unexpected manner, or should assumptions underlying the forward- looking information prove incorrect, the actual results or events may differ materially from the results or events predicted. Any such forward-looking information is expressly qualified in its entirety by this cautionary statement. Moreover, the Company does not assume responsibility for the accuracy or completeness of such forward-looking information. The forward-looking information included in this press release is made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

CONTACT INFORMATION

Petroteq Energy Inc.
Vladimir Podlipsky
Interim Chief Executive Officer
Tel: (800) 979-1897

SOURCE: Petroteq Energy Inc